Exhibit 10.1

Execution Version

BRIGHT HORIZONS SOLUTIONS CORP.

2008 EQUITY INCENTIVE PLAN

Effective as of May 28, 2008

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. In addition to shares available to be issued in respect of the Continuation Options described in Section 4(b), a maximum of 1,360,000 A Shares may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of any shares of Stock permitted to be withheld by the Company in payment of the exercise price with respect thereto.

(b) Continuation Options. Reference is made to the Awards specified on Exhibit B, which represent stock options granted in substitution for certain options granted under the Bright Horizons Family Solutions, Inc. 2006 Equity Incentive Plan and Amended and Restated 1998 Stock Incentive Plan (the “BHFS Plans”) (the “Continuation Options”). Only Equity Strips may be delivered in satisfaction of Continuation Options. A Shares included in the Equity Strips that may be delivered pursuant to the Continuation Options shall be in addition to the A Shares specified in Section 4(a). No shares, or Equity Strips consisting of shares, subject to a Continuation Option that is forfeited, that expires or that otherwise lapses without being exercised shall again be available for Awards under the Plan.

(c) Type of Shares. Stock delivered under the Plan may be authorized but unissued A Shares or previously issued A Shares acquired by the Company.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator acting in consultation with the CEO will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company. Eligibility for Awards is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E). All grants will be subject to compliance with U.S. federal and state securities laws and/or the laws of the applicable foreign jurisdiction in which the Participant resides and/or performs services.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and of the Plan. Notwithstanding any provision of the Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination, (i) if at the applicable reference date the Stock (or applicable Series thereof) is not readily tradable on an established securities market, in accordance with Treas. Regs. §1.409A-1(b)(5)(iv)(B), and (ii) in every other case, using a methodology permitted under Treas. Regs. §1.409A-1(b)(5)(iv)(A).

(3) Transferability. Awards may not be transferred other than by will or by the laws of descent and distribution.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of Employment, all Awards held by the Participant will immediately cease to be exercisable and will immediately terminate except as otherwise provided at (B), (C), (D), or (E) below.

(B) Subject to (C), (D), (E), and (F) below, all Awards held by the Participant immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 30 days or (ii) the period ending on the latest date on which such Award could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) If termination of Employment occurs by reason of death, all Awards held by the Participant immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the shorter of (i) the one-year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Awards could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) If termination of Employment occurs by reason of Disability, all Awards held by the Participant immediately prior to the Participant’s Disability, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 180 days following the termination due to Disability, or (ii) the period ending on the latest date on which such Awards could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E) All Awards held by the Participant immediately prior to the Participant’s Retirement, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 90 days following Retirement, or (ii) the period ending on the latest date on which such Awards could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(F) For the avoidance of doubt, all Awards held by a Participant immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if such cessation of Employment is in connection with an act or failure to act constituting Cause. In addition, all Awards held by a Participant whose Employment terminates for any reason and who breaches any obligation to the Company with respect to competition, solicitation or confidentiality shall be forfeited.

(5) Taxes. Any exercise of an Award should be conditioned upon satisfaction of all tax withholding requirements as determined by the Administrator. The Administrator will make such provision for the withholding of taxes as it deems necessary.

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or services with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock (including Stock comprising all or part of an Equity Strip) actually issued under the Plan. The loss of existing or potential profit in an Award will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(9) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award is exempt from the requirements of Section 409A.

(10) Stockholders Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder (including Stock comprising all or a portion of any Equity Strip) will be subject to the Stockholders Agreement. No Award will be granted to a Participant and no Stock will be delivered to a Participant, in either case, until the Participant executes the Stockholders Agreement.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3) Payment Of Exercise Price. When the exercise of an Award is to be accompanied by payment of the exercise price shall be paid as follows: (a) by cash or check acceptable to the Administrator, or (b) by such other means, if any, as may be acceptable to the Administrator.

(4) Maximum Term. The maximum term of each Award shall be ten (10) years from the date of grant.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (or Equity Strip as applicable) times the number of shares of Stock (or Equity Strips as applicable) subject to the Award or such portion, over (B) the aggregate exercise or purchase price under the Award or such portion, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award will become fully exercisable prior to the Covered Transaction, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, consistent with Section 409A, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction.

(b) Change of Control. In the event of a Change of Control (whether or not constituting a Covered Transaction), any Award held by an individual who is an Employee on the date of the Change of Control, unless earlier terminated or forfeited and to the extent not otherwise vested, shall be fully vested.

(c) Changes In, Distributions With Respect To And Redemptions Of The Stock.

(1) Basic Adjustment Provisions. In the event of a share dividend, share split or consolidation of shares (including a reverse share split), recapitalization or other change in the Company’s capital structure (including any equity restructuring within the meaning of SFAS No. 123R), the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and shall also make appropriate adjustments to the number and kind of shares or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(c)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(c)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder. Without limiting the generality of the foregoing, upon the occurrence of a cash distribution with respect to the Stock that constitutes a “corporate transaction” described at Treas. Regs. §1.424-1(a)(3)(ii) (an “extraordinary dividend”), as determined by the Administrator, the Administrator will cause the Company to take appropriate action as determined by the Administrator in its sole discretion to reflect such extraordinary dividend.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

12.	ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

Except as otherwise provided by the express terms of a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

EXHIBIT A

Definitions of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“A Share”: Class A Common Stock in the Company.

“Administrator”: A committee designated by the Board. The Administrator may delegate ministerial tasks to such persons as it deems appropriate. In the event of any such delegation, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Stockholders Agreement.

“Award”: A Stock Option.

“Board”: The Board of Directors of Bright Horizons Solutions Corp.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan. In the case of any other Participant, “Cause” shall mean (i) a material breach by the Participant of the Participant’s duties and responsibilities, or (ii) the commission by the Participant of a felony involving moral turpitude, or (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, or (iv) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.

“Change of Control”: Any (a) change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board or (b) change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, the Investors and their Affiliates shall own less than 25% of the Equivalent Shares (as defined in the Stockholders Agreement).

“CEO”: The chief executive officer of the Company.

“Closing Date”: “Closing Date” as that term is defined in the Stockholders Agreement.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. References to the Code shall include any regulations promulgated thereunder.

“Company”: Bright Horizons Solutions Corp.

“Competitor of the Company”: “Competitor of the Company” as that that term is defined in the Stockholders Agreement.

“Continuation Options”: Awards described in Section 4(b) of the Plan.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Disability”: In the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan. In the case of any other Participant, “Disability” shall mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan to which the Participant participates.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company or an Affiliate of the Company. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Equity Strip”: A combination of nine (9) A Shares of the Company and one (1) L Share of the Company. Continuation Options are exercisable with respect to whole Equity Strips in a ratio of nine (9) A Shares to one (1) L Share, and not separately with respect to the individual classes of shares represented in an Equity Strip.

“Fair Market Value”: Fair market value determined in accordance with Section 6(a)(2).

“Investors”: Collectively, the investment funds associated with Bain Capital Partners, LLC and their respective affiliates that hold shares of Stock.

“L Share”: Class L Common Stock in the Company.

“Performance Award”: An Award subject to specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of the Award.

“Person”: Any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Plan”: The Bright Horizons Solutions Corp. 2008 Equity Incentive Plan as from time to time amended and in effect.

“Retirement”: A Participant’s (i) retirement other than by reason of Disability from service with the Company upon or after attaining age sixty-five (65) or (ii) earlier retirement other than by reason of Disability from service with the Company with the express consent of the Company at or before the time of such retirement, provided that the Participant has attained the age of fifty (50) and has been employed by the Company or its subsidiaries for at least fifteen (15) years at the time of such retirement.

“Section 409A”: Section 409A of the Code.

“Stock”: A Shares or L Shares.

“Stockholders Agreement”: Stockholders Agreement, dated as of May 28, 2008, among the Company, the Investors and certain other security holders of the Company.

“Stock Option”: An option entitling the recipient to acquire shares of Stock upon payment of the exercise price.

EXHIBIT B

Continuation Options

Non-Statutory Continuation Option Awards issued on May 28, 2008 pursuant to Non-Statutory Continuation Option Agreements in respect of options to purchase 26,777 Equity Strips.